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                                                                    Exhibit 99.1

              BOLDER TECHNOLOGIES COMPLETES $16.8 MILLION FINANCING

         GOLDEN, COLO., October 9, 1997 - BOLDER Technologies Corporation (Nasdaq: BOLD), a developer and manufacturer of advanced, high power rechargeable batteries based on its patented Thin Metal Film (TMF(TM)) technology, today announced that it has completed a private financing of $16.8 million with a small group of investors, providing for the sale of 336,200 shares of Series A Convertible Preferred Stock at $50 per share. J.P. Morgan Investment Management, Inc., investing on behalf of its clients, was the lead investor in the private placement. Net proceeds to the company of approximately $15.7 million will be used for production facilities, product development, working capital, and other general corporate purposes.

         "BOLDER is moving toward high volume commercialization of our patented high power batteries and this financing is an important step in that process," said Daniel S. Lankford, chairman and chief executive officer at BOLDER Technologies. "As we enter the final phases of debugging and certifying the production line, we believe that BOLDER now has sufficient financial resources to begin commercial production and build additional production capacity to compete in the $16 billion worldwide battery market."

         The company's Series A Convertible Preferred Stock is convertible after 60 days following the original issuance date into shares of common stock at a conversion price of $15.00 per share. Dividends are payable semi-annually at the annualized rate of 8% in cash or 9% in common stock, at the option of the company.

         The private placement was not registered under the Securities Act of 1933 and was made in reliance on exemptions from the registration requirements of the Securities Act. Shares of preferred stock may not be offered or sold by the purchasers of such shares without registration under the Securities Act or an applicable exemption from registration. The company intends to file with the SEC within 60 days a registration statement covering the resale of the Series A Convertible Preferred Stock and the common stock issuable upon conversion and for dividend payments.

         Headquartered in Golden, Colorado, BOLDER Technologies is an energy technology company that is developing and commercializing advanced, high power, rechargeable battery systems based on its patented TMF technology. The company's TMF technology uses proven lead-acid electrochemistry in a proprietary configuration that has higher power density than any commercially available rechargeable battery. BOLDER Technologies believes that the high power and other performance characteristics of the TMF technology offer a number of advantages over existing batteries for a wide range of current and future applications.

         Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties, including manufacturing risks


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and risks of the proposed expansion, product development and the uncertainty of market acceptance, as well as the other risks detailed from time to time in the company's SEC filings, including the company's February 13, 1997 Prospectus, the company's Annual Report and Form 10-KSB for the year ended December 31, 1996, and the company's Form 10-Q for the first and second quarters ended March 31 and June 30, 1997.